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                                                                     EXHIBIT 4.1

                   CERTIFICATE OF DESIGNATION, PREFERENCES AND
               RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL
                         RIGHTS OF SERIES D CONVERTIBLE
                                 PREFERRED STOCK
                                       OF
                               VITAL LIVING, INC.

         The undersigned, being the duly elected Chief Executive Officer and Secretary of Vital Living, Inc. (the "ACorporation@"), a corporation organized and existing under the laws of the State of Nevada, DO HEREBY CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors by the Restated Articles of Incorporation of the Corporation, the Board of Directors adopted the following resolution creating a series of 1,000,000 shares of preferred stock designated as Series D Convertible Preferred Stock:

         NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority conferred upon the Board of Directors of this Corporation in accordance with the provisions of the Restated Articles of Incorporation, there is hereby established, authorized and created a series of the authorized preferred stock of the Corporation, $.001 par value per share, which series shall be designated as:

                      ASeries D Convertible Preferred Stock,@

shall consist of 1,000,000 shares and shall have the following preferences and relative, participating, optional and special rights and qualifications, limitations and restrictions.

1.       DIVIDEND RIGHTS.

         So long as any shares of the Series D Convertible Preferred Stock of the Corporation, $.001 par value per share, (the "Series D Preferred Stock") shall be outstanding and other than the dividends which shall be paid on the Series A Convertible Preferred Stock, $.001 par value per share (the "Series A Stock"), no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any other stock (the "Junior Stock") of the Corporation, including the Common Stock, the 25% Series B Convertible Preferred Stock, $.001 par value per share (the "Series B Stock") and 50% Series C Convertible Preferred Stock, $.001 par value per share (the "Series C Stock") nor shall any shares of any Junior Stock of the Corporation be purchased, redeemed, or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock by the Corporation pursuant to agreements with employees or consultants which permit the Corporation to repurchase such shares upon termination of services to the Corporation up to an aggregate amount of $1,000,000 of Common Stock per year), unless the holders of Series D Preferred Stock shall have a like dividend or distribution, pro rata and pari pasu with the holders of Junior Stock, determined on an as-converted basis; provided, however, that the foregoing sentence restricting dividends on Junior Stock shall not apply to

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dividends paid in shares of Common Stock on the shares of Series B Stock or
Series C Stock issued and outstanding on the date hereof pursuant to the respective Section 1 of the certificate of designation relating to such Series as in effect on the date hereof.

2.       VOTING RIGHTS.

         (a) Except as otherwise provided herein or as required by law, the Series D Preferred Stock shall be voted with the shares of the Common Stock of the corporation and not as separate classes, at any annual or special meeting of shareholders of the corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: the holder of each share of Series D Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such share of Series D Preferred Stock is convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

         (b) At any time when shares of Series D Preferred Stock are outstanding, and in addition to any other vote of the holders of Series D Preferred Stock required by law or by the Articles of Incorporation, without the prior affirmative consent or vote of the holders of at least two thirds of the outstanding shares of the Series D Preferred Stock then outstanding, given in person or by proxy, either in writing or at a special meeting called for that purpose, the Corporation will not: (a) authorize, create, designate, establish or issue shares of, any class or series of capital stock ranking senior to or on parity with the Series D Preferred Stock or reclassify any shares of Common Stock into shares having any preference or priority as to dividends or assets superior to any such preference or priority of Series D Preferred Stock; or (b) amend, alter or repeal, whether by merger, consolidation or otherwise, the Articles of Incorporation or By-laws of the Corporation or the resolutions contained in the Certificate of Designation of the Series D Preferred Stock and the powers, preferences, privileges, relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof, which would adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock, or which would increase the amount of authorized shares of the Series D Preferred Stock or of any other series of preferred stock ranking senior to the Series D Preferred Stock, with respect to the payment of dividends (whether or not such series of preferred stock is cumulative or noncumulative as to payment of dividends) or liquidation.

3.       LIQUIDATION RIGHTS.

         (a) Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series D Preferred Stock shall be entitled to be paid out of the assets of the corporation an amount per share of Series D Preferred Stock equal to the Series D Original Issue Price, as defined below, respectively, plus all declared and unpaid dividends on such shares of Series D Preferred Stock (as adjusted by any stock dividends, combinations, splits,

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recapitalizations and the like with respect to such shares) for each share of
Series D Preferred Stock held by them. The Series D Original Issue Price for each share of Series D Preferred Stock shall be $1.00 as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares.

         (b) Subject to the prior rights of the Series A Stock, after the payment of the full liquidation preference of Series D Preferred Stock as set forth in Section 3 (a) above, the assets of the corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and all series of Preferred Stock (the "Preferred Stock") on as-if-converted-to Common Stock basis (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).

         (c) Unless waived by a vote of the holders of more than a majority in interest of the then outstanding Series D Preferred Stock, the following events shall be considered a liquidation under this Section 3:

                  (i) any consolidation or merger of the Corporation with or into any other corporation or other entity or persons, or any other corporate reorganizations, in which the shareholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than 50% of the Corporation's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Corporation's voting power is transferred (an "Acquisition"); or

                  (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation (an "Asset Transfer").

         (d) Subject to the prior rights of the Series A Stock, if, upon any liquidation, distribution, or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series D Preferred Stock of the liquidation preferences set forth in Section 3(a) above, then such assets shall be distributed among the holders of Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

4.       CONVERSION RIGHTS.

         (a) Holders' Right to Convert. Subject to the terms and conditions of this Section 4, the holder of any share or shares of Series D Preferred Stock shall have the right, at its option at any time to convert any such shares of Series D Preferred Stock into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares of Series D Preferred Stock so to be converted by the Series D Original Issue Price (plus any declared but unpaid dividends on such shares of Series D Preferred Stock) and dividing the result by the Series D Conversion Price in effect at the date any share or shares of Series D

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Preferred Stock are surrendered for conversion, adjusted to reflect the occurrence of any stock split, stock dividend, stock combination, stock subdivision or similar recapitalization affecting such shares of Series D Preferred Stock. The price that shall be used for calculating the number of shares of Common Stock that shall be delivered upon conversion of the Series D Preferred Stock shall initially be the Series D Original Issue Price, and shall be adjusted or reset in accordance with this Section 4 (such price, as last adjusted or reset, being referred to herein as the "Series D Conversion Price"). Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series D Preferred Stock into Common Stock, and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Series D Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address), subject to compliance with applicable laws to the extent such designation shall involve a transfer, in which the certificate or certificates for shares of Common Stock, shall be issued.

         (b) Issuance of Certificates; Time Conversion Effected. Promptly after the receipt by the Corporation of the written notice referred to in
Section 4(a) and surrender of the certificate or certificates for the share or shares of the Series D Preferred Stock to be converted and on the date immediately following the date such conversion shall be deemed to have been effected (as set forth below), the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, subject to compliance with applicable laws to the extent such designation shall involve a transfer, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series D Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Series D Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such shares shall have been surrendered as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

         (c) Adjustment of Series D Conversion Price. The Series D Conversion Price shall be subject to adjustments from time to time as follows:

                  (i) In case the Corporation shall pay or make a dividend or other distribution on shares of any class of capital stock payable in shares of Common Stock, the Series D Conversion Price in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be decreased by multiplying such Series D Conversion Price by a fraction of which (i) the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and (ii) the denominator shall be the sum of such number of shares and the total number of shares

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         constituting such dividend or other distribution, such decrease to become effective immediately after the opening of business on the day following the date fixed for such determination. If, after any such date fixed for determination, any dividend or distribution is not in fact paid, the Series D Conversion Price shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Series D Conversion Price that would have been in effect if such determination date had not been fixed. For the purposes of this Section 4(c)(i) the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

                  (ii) In case the Corporation shall, at any time after the Reset Date, in any manner issue or grant (whether directly or by assumption in a merger or otherwise, other than upon a consolidation or merger to which Section 4(d) applies) rights, options, warrants, exchangeable securities or convertible securities (each referred to herein as "Rights") to any person entitling such person to subscribe for or purchase shares of Common Stock at a price per share less than the Series D Conversion Price, on the date fixed for the determination of persons entitled to receive such Rights (other than any Rights that by its terms will also be issued to any holder upon conversion of a Preferred Share into shares of Common Stock without any action required by the Corporation or any other Person), the Series D Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be decreased by multiplying such Series D Conversion Price by a fraction of which (i) the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase pursuant to such Rights would purchase at the Series D Conversion Price on the date fixed for such determination and (ii) the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase pursuant to such Rights, such decrease to become effective immediately after the opening of business on the day following the date fixed for such determination. If, after any such date fixed for determination, any such Rights are not in fact issued, or are not exercised prior to the expiration thereof, the Series D Conversion Price shall be immediately readjusted, effective as of the date such Rights expire, or the date the Board of Directors determines not to issue such Rights, to the Series D Conversion Price that would have been in effect if the unexercised Rights had never been granted or such determination date had not been fixed, as the case may be. For the purposes of this Section 4(c)(ii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not issue any Rights in respect of shares of Common Stock held in the treasury of the Corporation.

                  (iii) In case the Corporation shall subdivide its outstanding shares of Common

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         Stock into a greater number of shares of Common Stock, the Series D
         Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately decreased, and, conversely, in case the Corporation shall combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Series D Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective. Such adjustment shall be made successively whenever any such event occurs.

                  (iv) In case the Corporation shall, by dividend or otherwise, distribute to holders of its Common Stock evidences of its indebtedness, shares of any class of capital stock or other assets (including securities, but excluding (i) any dividend or distribution referred to in Section 4(c)(i), (ii) any Rights referred to in Section 4(c)(ii), (iii) any dividend or distribution paid exclusively in cash, and (iv) mergers or consolidations to which Section 4(d) applies), then, on the date for the determination of holders of shares of Common Stock entitled to receive such distribution and in each such case, immediately after the close of business on such date for determination, the Series D Conversion Price shall be adjusted so that the same shall equal the rate determined by multiplying the Series D Conversion Price in effect immediately prior to the close of business on the date fixed for determination of the stockholders entitled to receive such distribution by a fraction (i) the numerator of which shall be equal to the Market Price (determined as set forth below) on such date fixed for determination less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a board resolution) of the portion of the assets, shares or evidences of indebtedness so distributed applicable to one share of Common Stock and (ii) the denominator of which shall be equal to the Market Price (determined as set forth below) on such date fixed for determination. If after any such date fixed for determination, any such distribution is not in fact made, the Series D Conversion Price shall be immediately readjusted, effective as of the date of the Board of Directors determines not to make such distribution, to the Series D Conversion Price that would have been in effect if such determination date had not been fixed.

                  (v) If on the second anniversary (the "Reset Date") of the Original Issue Date, the Market Price is less than the Series D Conversion Price, the Series D Conversion Price will be reset to be equivalent to the Market Price; provided, however, that the Series D Conversion Price shall not be reduced pursuant to this Section 4(c)(v) to a price which is below $0.25 (or, if lower, the price which results from multiplying $0.25 by a fraction of which the numerator is the then applicable Series D Conversion Price and the denominator is $1.00). The Series D Conversion Price shall not be reset if the Market Price, calculated in respect of a Reset Date, is greater than the Series D Conversion Price.

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                  (vi)     For the purpose of any computation under this Section
         4 the "Market Price" shall be with respect to any day (i) the average of the closing bid and asked share prices quoted for the Common Stock on the NASD Over-the-Counter Bulletin Board for the ten (10) Trading Days immediately preceding such date or (ii) if the Common Stock is then traded on a national securities exchange or The Nasdaq Stock
         Market or, the average of the high and low share prices of the Common Stock reported on The Nasdaq Stock Market or such national securities exchange for the ten (10) Trading Days immediately preceding such date. If the Market Price cannot be calculated as of such date on either of the foregoing bases, the Market Price shall be the fair market value as determined on a reasonable basis and in good faith by (a) the Board of Directors of the Corporation or, at the option of a majority-in-interest of the holders of the outstanding Series D Preferred Stock by (b) an independent investment bank of nationally recognized standing in the valuation of businesses similar to the business of the Corporation. When used with respect to any issuance or distribution, the date of measurement of the Market Price shall be the first date on which the Common Stock trades in the applicable securities market or on the applicable securities exchange without the right to receive such issuance or distribution. "Trading Day" shall means a day during which trading in securities generally occurs in the applicable securities market or on the principal securities exchange or bulletin board on which the Common Stock is then traded, listed or quoted.

                  (vii) No adjustment or reset of the Series D Conversion Price shall be made in an amount less than $0.01 per share, and any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment or reset which together with any adjustments so carried forward shall amount to $0.01 per share or more.

                  (viii)   Notwithstanding the foregoing provisions of this
         Section 4, no adjustment of the Series D Conversion Price shall be made for (i) shares of Common Stock issuable upon the exercise of stock options or stock purchase rights or otherwise that have been or may be granted to officers, directors, employees or consultants of the Corporation with the approval of the Board of Directors in exchange for services to the corporation, (ii) shares of Common Stock issuable upon the exercise of options or warrants outstanding on the date of the first issuance of shares of Series D Preferred Stock (the "Original Issue Date"), (iii) securities that have been approved for issuance or grant by the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock, or (iv) shares of Common Stock issuable upon conversion of Series D Preferred Stock.

                  (ix) To the extent permitted by applicable law, the Corporation from time to time may decrease the Series D Conversion Price by any amount for any period of time if the Board of Directors shall have made a determination that such decrease would be in the best interests of the Corporation, which determination shall be conclusive.

         (d) Merger or Consolidation. Except in the case of an Acquisition or Asset Transfer with

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respect to which the holders of the Series D Preferred Stock have not waived their entitlement to be paid the full liquidation preference as set forth in
Section 3, in case of any consolidation, merger or amalgamation of the Corporation with or into any other person, any merger of another person with or into the Corporation (other than a merger which does not result in any reclassification, reorganization, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), or the reorganization or reclassification of Common Stock into securities other than Common Stock, or any conveyance, sale, transfer or lease of all or substantially all of the assets of the Corporation, then, as a condition of such consolidation, merger, amalgamation, reorganization or reclassification, conveyance, sale, transfer or lease, lawful and adequate provision shall be made whereby each holder of a share or shares of Series D Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable upon the conversion of such share or shares of the Series D Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such consolidation, merger, amalgamation, reorganization or reclassification, conveyance, sale, transfer or lease, not taken place and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Series D Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights (including an immediate adjustment, by reason of such consolidation, merger, amalgamation, reorganization or reclassification, conveyance, sale, transfer or lease, of the Series D Conversion Price, to the value for the Common Stock reflected by the terms of such consolidation, merger, amalgamation, reorganization or reclassification, conveyance, sale, transfer or lease if the value so reflected is less than the Series D Conversion Price in effect immediately prior to such consolidation, merger, amalgamation, reorganization or reclassification, conveyance, sale, transfer or lease). In the event of a consolidation, merger, amalgamation, reorganization or reclassification, conveyance, sale, transfer or lease as a result of which a greater or lesser number of shares of common stock of the surviving Corporation are issuable to holders of the Common Stock of the Corporation outstanding immediately prior to such consolidation, merger, amalgamation, reorganization or reclassification, conveyance, sale, transfer or lease, the Series D Conversion Price in effect immediately prior to such consolidation, merger, amalgamation, reorganization or reclassification, conveyance, sale, transfer or lease shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Corporation. The Corporation will not effect any such consolidation, merger, amalgamation, reorganization or reclassification, conveyance, sale, transfer or lease, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation, merger, amalgamation, reorganization or reclassification, conveyance, sale, transfer or lease, shall assume by written instrument executed and mailed or delivered to each holder of shares of Series D Preferred Stock at the last address of such holder appearing on the books of the Corporation, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing

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provisions, such holder may be entitled to receive.

         (e) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series D Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series D Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board in good faith and on a reasonable basis) on the date of conversion. In case the number of shares of Series D Preferred Stock represented by the certificate or certificates surrendered by the holder exceeds the number of shares converted, the Corporation shall upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate for the number of shares of Series D Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

         (f) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series D Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series D Preferred Stock, the Corporation shall take any and all corporate action as is necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes) and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Series D Conversion Price. The Corporation will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed. The Corporation will not take any action which results in any adjustment of the Series D Conversion Price if after such action the total number of shares of Common Stock issued and outstanding and thereafter issuable upon exercise of all options and conversion of convertible securities of the Corporation, including upon conversion of the Series D Preferred Stock, would exceed the total number of shares of such class of Common Stock then authorized by the Corporation's Articles of Incorporation.

         (g) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or

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delivery of shares of Common Stock upon conversion of shares of Series D
Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series D Preferred Stock so converted were registered.

         (h) No Dilution or Impairment. The Corporation shall not amend its Articles or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights, liquidation preference and other rights of the holders of Series D Preferred Stock against dilution or other impairment.

         (i) Definition of Common Stock. As used in this Certificate of Designation, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock as constituted on the date of filing of this Certificate of Designation and shall also include any capital stock of any class of the Corporation thereafter authorized that shall not be limited to a fixed sum in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided, however, that such term, when used to describe the securities receivable upon conversion of shares of the Series D Preferred Stock of the Corporation, shall include only shares designated as Common Stock of the Corporation on the date of filing of this Certificate of Designation, any shares resulting from any combination or subdivision thereof referred to in Section 4(c)(iii), or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in Section 4(d).

         (j) Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series D Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series D Preferred Stock in any manner which interferes with the timely conversion of such Series D Preferred Stock.

5.       NO REISSUANCE OF PREFERRED STOCK.

         No share or shares of Series D Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

6.       NOTICES.

         (a) Conversion Price Adjustment Notices. Upon any adjustment or reset of the Series D Conversion Price, then, and in each such case the Corporation shall give written notice thereof addressed to each holder of shares of Series D Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Series D Preferred Conversion Price resulting from such adjustment or reset, setting forth in reasonable detail the

                                     - 10 -

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method of calculation and the facts upon which such calculation is based.

         (b)      Other Notices. In case at any time:

                           (1)      the Corporation shall declare any dividend
upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                           (2)      the Corporation shall offer for subscription
pro rata to the holders of its Common Stock any additional shares of such stock of any class or other rights;

                           (3)      there shall be any capital reorganization or
reclassification of the Common Stock of the Corporation, any consolidation, merger or amalgamation of the Corporation with or into any other person, any merger of another person with or into the Corporation (other than a merger which does not result in any reclassification, reorganization, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), or any conveyance, sale, transfer or lease of all or substantially all of the assets of the Corporation; or

                           (4)      there shall be a voluntary or involuntary
dissolution, liquidation or winding up of the Corporation as defined in
Section 3;

then, in any one or more of said cases, the Corporation shall give each holder of any shares of Series D Preferred Stock (a) at least 20 days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

                  (c) Procedure. Any notice required hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, or (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

RESOLVED FURTHER, that the Chief Executive Officer or the Vice President and the

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

Secretary or any Assistant Secretary and the Chief Financial Officer of the Corporation are each authorized to do or cause to be done all such acts or things and to make, execute and deliver or cause to be made, executed and delivered all such agreements, documents, instruments and certificates in the name and on behalf of the Corporation or otherwise as they deem necessary, desirable or appropriate to execute or carry out the purpose and intent of the foregoing resolutions.

*****

    Each of the undersigned swears that the foregoing is true and accurate and that he has authority to sign this document on behalf of the Corporation.

    IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury as of this 12th day of August, 2003.

                                                ________________________________
                                                Chief Executive Officer

_________________________
Secretary

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